Exhibit 10.16

This CONTRACT OF EMPLOYMENT (the “Contract”) is made

between

Freyr AS

organization number 926 089 862

(hereinafter referred to as the "Company")

and

Tom Einar Jensen

(hereinafter referred to as the "Employee")

The parent company of the Freyr-group is FREYR Battery (the “Parent Company”), a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199.

Freyr AS (the “Company”), company registration number 926 089 862, is a subsidiary of the Parent Company and the main operating company for the Group in Norway.

The Parent Company and the subsidiaries are referred to as the “Group”.

From the date of the Second Closing (as defined in that certain Business Combination Agreement entered into on 29 January 2021) (the “Commencement Date”), the Employee shall be an employee of both the Parent Company and the Company. To reflect the division of work performed for the Parent Company and for the Company, the Employee will enter into separate but interlinked contracts of employment with both the Parent Company and the Company. In sum these employment contracts will constitute a full-time engagement for the Group. At the Commencement Date, the split will be 75% employment for the Company and 25% employment for the Parent Company, which may be adjusted to reflect the situation from time to time.

Unless otherwise is explicitly stated or follows from the context, the rights and obligations of the Employee are described in this Contract to reflect the total engagement for the Group under both contracts. As an example, salary and benefits are described on a combined and aggregate level as the sum of both employment contracts, which shall be borne by the Parent Company and the Company according to the prevailing split of employment between the two companies at the relevant time.

The Employee, the Parent Company and the Company shall in good faith manage the split of the employment contracts so that the employment relationship and the rights and duties of the Employee are handled as one holistic engagement. The Parent Company and the Company shall carry out their functions as employer in a coordinated manner towards the Employee, and the Employee shall carry out his functions in a coordinated manner towards the Parent Company and the Company.

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1        Position, term, duties, place of work

1.1	The Employee is employed by the Company.
1.2

The Employee is obliged to function in the positions and carry out the duties that are or will be reasonably assigned to the Employee by the Company. The Company may issue specific or general instructions and guidelines which the Employee shall adhere to as part of this Contract.

1.3	On the Commencement Date the position of the Employee shall be Chief Executive Officer (“CEO”) of the Company.
1.4

The Employee shall devote his full working capacity to the Company. The Employee shall not undertake any other work, paid or unpaid, without prior written consent from the chairman of the board of the Parent Company, whether for the Employee’s own account or for any other employer or principal.

1.5

The Employee's place of work for the Company shall be the Company’s offices, for the time being in Lysaker. The Employee acknowledges that the Employee’s work may necessitate a considerable amount of travel, also abroad.

1.6	The Employee may hold directorships in subsidiaries for the Company without further compensation.

2        Working hours

2.1	The Employee shall be employed full time, and work 7.5, hours per day excluding lunch break, with working hours as determined by the Company at any time.
2.2

The Employee recognizes that the Employee has a managerial position and is exempted from the working time provisions in the Norwegian Working Environment Act (Nw.: Arbeidsmiljøloven). No extra compensation is paid in respect of any overtime work required, unsocial hours, travel time etc., cf. Section 10-12 of the Working Environment Act. Work beyond regular office hours must be expected. The Employee shall work such hours as necessary for the proper performance of the Employee’s duties.

3        Salary

3.1	The Company shall pay the Employee a gross base salary at the rate of NOK 6 million per annum, inclusive of compensation for overtime.
3.2

The Employee's salary shall be paid on the 20th day of each month to the bank account provided by the Employee, in instalments of 1/12 of the annual amount. No salary is paid during vacation periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act (Nw.: Ferieloven) is paid during holiday absence.

3.3	The Employee's salary shall be reviewed annually on 1 January, the first review to be done with effect from 1 January 2022.

4        Bonus and incentives

4.1	The Employee will participate in the Company’s bonus scheme, terms (including participation) and objectives of which are at any time under the sole discretion of the Company.
4.2	The Employee may be eligible for consideration of an annual bonus of up to 12 months base salary.

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4.3

Such bonus is interpreted and deemed to be inclusive of holiday allowance, statutory payable bonus or profit sharing or other statutory benefits. At payment, holiday allowance, statutory payable bonus or profit sharing or other statutory benefits will be deducted from the bonus amount.

4.4	The Employee has an individual stock option agreement, and will thus not participate in the Company’s general Long-Term Incentive Program (“LTIP”).
4.5

If at any time after any bonus, option or other award is paid to the Employee the Company or the Group is required to restate its accounts to a material extent or the Company becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, then the Company shall be entitled to recalculate the bonus that it would have awarded in each financial year, had these facts been known at the time the award was granted. The Employee shall be liable for and, if so required by the Company to repay on demand the difference between such recalculated bonuses and the aggregate value of the Awards actually granted to the Employee.

5        Vacation and holidays

5.1

The Employee is entitled to 25 days of vacation per calendar year, including Company shut down days, with holiday allowance in accordance with the Holidays Act, as well as statutory determined holidays. Vacation days must be taken at times appropriate to the local work situation, approved beforehand by the Employee’s direct manager.

6        Other benefits

6.1	Limitations Only gross base salary according to clause 3.1 – and no other benefits – shall generate basis for pension benefits and holiday allowance.
6.6	Social security In addition to statutory state provided schemes, the Employee is entitled to participate in the Company's pension scheme and life, accident, and travel insurance schemes.

Such additional benefits may be altered at the Company’s discretion, though without affecting accrued entitlements.

6.7	Laptop, mobile phone, etc. The Company will provide the Employee with a laptop for business use.

The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies. Further, the Company will reimburse 50% of internet subscription at home.

7        Deductions from salary, etc.

7.1	Deductions from salary, bonus, and holiday allowance may be made to the extent permitted by the Working Environment Act Section 14-15, and, e.g. under the following circumstances:
(i)	Amounts received as advance on travel or business expenses or loans from the Company.
(ii)	Incorrect or advance payments in salary, bonus, awards, vacation, or holiday allowance.

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8        Illness

8.1	The Employee is entitled to sick pay in accordance with statutory provisions or extended Company rules according to the Company’s policies.
8.2	The Employee is obliged to report any absence due to illness or accident to the Company without undue delay.

9        Business expenses

9.1

The Company shall on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for all expenses, including business travel expenses, reasonably incurred by the Employee in the performance of the Employee’s duties under the Contract, and in accordance with the Company’s policies.

9.2

Until a separate agreement regulating travel expenses for the Employee has been agreed the parties agree that the Employee is to be compensated for travel expenses according to the Norwegian state’s travel policy.

10      Code of conduct and provisions

10.1	The Employee shall comply with all codes of conduct and all other rules and regulations applicable to the Employee's duties and to the business of the Group.
10.2

The Employee shall comply with the Company’s prevailing policies, rules, and procedures, and all other applicable instructions laid down in the Company’s guidelines, personnel handbook or similar manuals.

10.3	The Employee is obliged, without delay, to read and understand the Company’s rules, regulations, and guidelines which are disclosed on the Company’s intranet, or presented on other mediums.

11      Confidentiality

11.1

The Employee acknowledges that the Employee will acquire access to confidential information of the Group consistent with their position. The Employee agrees that all such confidential information is disclosed to the Employee in confidence and is strictly for the Employee’s use on behalf of the Group.

11.2

The Employee shall not make use of or disclose to any person, and shall use the Employee’s best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company or the Group, that comes to the Employee’s knowledge during the course of or in connection with the Employee’s employment with the Company, or concerning the business of any person having dealings with the Company or the Group and which is obtained directly or indirectly in circumstances in which the Company or the Group is subject to a duty of confidentiality in relation to that information.

11.3

For the purpose of this clause, information of a confidential or secret nature means non-public information of the Company or the Group, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such

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information exists in written form or stored by electronic media or on other form of information carrier.

11.4	This clause 11 shall continue to apply after the termination of the Employee's employment with the Company, whether terminated lawfully or not, without limitation in time.
11.5	The Employee is prevented from malicious disparage or otherwise making harmful or unfavorable statements regarding the Company or the Group or any of its services, operations, processes or methods.
11.6

The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.

12      Non-competition and non-solicitation

12.1	The Employee hereby waives the rights pursuant to the Working Environment Act chapter 14A against severance payment as set out in clause 15 below.
12.2

The Employee may not, during the employment relationship take employment with, have ownership interests in, or in any other way – directly or indirectly – be involved in any activity that wholly or partially competes with the Company or other companies in the Group. Without prejudice to any restrictions set out in the Business Combination Agreement, the Company may extend such non-compete for a period of up to 12 months after the end of the agreed notice period. The Employee shall similarly not engage in or perform work for customers and/or suppliers, if such activity can be deemed to have any negative impact to the competitive situation of the Company or the Group.

12.3

The Employee must not, in relation to the termination and for a period of 12 months after the end of the agreed notice period, directly or indirectly solicit or otherwise engage in direct or indirect communication with any present or past customers, suppliers or partners of the Company or the Group for himself or any other person. This applies to customers, suppliers or partners that the Employee has had contact with or been responsible for in any way during the last year before a statement is given by the Company in accordance with clause 12.6 below.

12.4	The Employee shall not during the same period of 12 months, directly or indirectly solicit, recruit, or endeavor to entice away any of Company or the Group’s employees.
12.5	The Company may decide in writing at any time during or in connection with termination of the employment relationship that the provisions in 12.2 to 12.4 shall not apply in whole or in part.
12.6

In case of any uncertainty as to whether an activity is covered by the prohibitions set out in this clause, the Employee is obliged both during the employment relationship and following a termination to present the issue to the Company and await a written statement from the Company before engaging in any relevant activity.

12.7

The Company shall provide a written statement on the applicability of clause 12.2 and 12.3 within four weeks after a request from the Employee or after termination of the employment relationship from the Employee. In case of a termination from the Company, the statement shall be given at the same time as the notice of termination or within one week after summary dismissal. The restrictions in clause 12.2 and 12.3 may be discharged in case a written statement as mentioned is not given in accordance with this clause 12.7.

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12.8

In the event that the Employee is not entitled to the severance payment as set out in clause 15, due to the Employee’s notice of termination of the employment, the Company shall, during any extended non-compete period, pay a monthly compensation to the Employee corresponding to the Employee’s monthly base salary at the time the termination is notified in writing, as long as the Employee does not receive other salary or payments from the Company. The compensation does not form basis for holiday pay or pension entitlements.

12.9

If the Employee violates the provisions of clause 12.2, the Employee will no longer be entitled to payment by the Company and agrees to immediately reimburse the Company for compensation payments made during the prohibition period in accordance with clause 12.8. In the event of violation of the provisions of clauses 12.2 to 12.4, the Company may demand that the infringement immediately ceases and may take necessary legal actions. In the event of violation, the Employee shall pay liquidated damages equal to minimum three months’ base salary or indemnify the Company’s financial loss if greater. In addition, the Company may demand that the Employee pays the enrichment they and/or new employer/client etc. have achieved as a result of the illegal situation. Payment of compensation does not entail that the infringement may continue.

13      Restrictions on use of email and internet

13.1	The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company.
13.2	The Company's electronic mail system, internet subscription and all other data systems shall be, as far as possible, used by the Employee solely in connection with the Employee’s work for the Company.
13.3	The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

14      Intellectual property

14.1

All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are created or developed by the Employee during the course of his employment with the Company shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable statutory legislation. The same applies to similar creations that are not legally protected by patent, copyright or similar but that the Company or the Group has an interest in employing.

14.2

The Company shall by virtue of the employment relationship have an unrestricted, exclusive and gratuitous right to exploit such intellectual property rights and creations. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Employee's employment if the exploitation of the right or creation falls within the scope of the Company or the Group’s business. This applies notwithstanding that the Employee has created or developed the right outside working hours or outside the Company's premises.

14.3

The Employee is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this clause. The Employee shall unsolicited inform the Company of any rights that may fall within the scope of this clause, unless it is obvious that the Company is already aware of the right.

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15      Termination and notice

15.1	The Employee hereby waives his employment protection and other rights according to chapter 15 of the Working Environment Act against severance payment.
15.2	Subject to clause 15.5, the employment relationship may be terminated by the Company at any time by giving three months’ notice.
15.3

The Employee may at any time after the second anniversary after the Commencement Date (the “Lock-In Period”) terminate the employment relationship by giving three months’ notice. If the Employee terminates the Contract prior to expiry of the Lock-In Period, the Employee shall pay liquidated damages equal to three months’ base salary.

15.4	Termination shall be notified in writing, and the notice period shall be calculated from and including the first day of the month following the issuance of such notice.
15.5	The Employee shall be entitled to accelerated vesting of all options received and to a severance payment for a period of 18 months commencing at the expiry of the notice period if:
i.

the Employee is asked by the Company to terminate the employment for any other reason than where the Employee (a) commits an act of gross misconduct or shows gross breach of duty which can justify termination of the employment agreement with immediate effect according to applicable law; (b) commits any serious breach or (after warning) repeated or continued material breach of the Employee’s obligations under the Contract; (c) is guilty of fraud, dishonesty or conduct tending to bring the Employee or the Company into disrepute; (d) is declared bankrupt; (e) is convicted of any criminal offence; (f) retires; or (g) reaches the Company’s retirement age, or

ii.

where the Employee’s employment is terminated within 12 months of a change of control of the Company as defined in the Company’s LTIP and the Employee’s employment has been terminated for a reason other than those listed in clause 15.5 (i) (a) – (g) above, provided that the Employee must be available to work for the Company full time for a period of 12 months.

The severance payment also covers the Employee’s waiver from his rights pursuant to the Working Environment Act chapter 14 A. No severance payment shall be paid and the Employee shall not be entitled to accelerated vesting of options if the Employee terminates the employment.

15.6

The severance payment shall be calculated on the basis of the monthly base salary that the Employee receives at the time the termination is notified in writing. Payment of the severance payment shall take place monthly in accordance with the regular salary procedures of the Company. The severance payment does not constitute pensionable income and does not give right to the accrual of any holiday allowance. Taxes shall be deducted from the severance payment and the amount shall be reported to the tax authorities as regular salary in accordance with applicable regulations.

15.7

Upon termination of employment, the Employee shall return to the Company all property in the Employee’s possession, custody or control belonging to the Company, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, original and copy documents or other media on which

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information is held in the Employee’s possession relating to the business or affairs of the Company.

15.8

Upon termination of employment, the Employee shall repay any debts that the Employee owes to the Company, and the Employee shall also release the Company of any guarantee or security for loans or responsibilities that the Company has provided on behalf of the Employee.

16      Garden leave

If the Company or the Employee gives notice to terminate the Contract, the Employee agrees, subject to the Company continuing to provide the Employee’s salary and contractual benefits (other than bonuses), that the Company may, immediately following the date that the termination has been handed over, or at any time during the period of notice (three months) or any part of such period, in its absolute discretion require the Employee (i) to perform only such duties as it may allocate to the Employee, (ii) not to have any contact with customers, clients, suppliers, employees or member of the Company, (iii) not to attend any premises of the Company, (iv) resign as a director or from any office of the Company, and / or (v) to take any accrued holiday and/or the Company may appoint another person to perform the Employee’s responsibilities jointly and require the Employee to provide such handover and transitional services as may be reasonably required.

17      General

17.1

This Contract of Employment including Annex 1 attached hereto shall regulate all matters relating to the Employee's employment with the Company and shall, as from the Commencement Date, replace any and all former agreements or arrangements between the Employee and the Company relating to the Employee's employment with the Company. For the avoidance of doubt, the terms of the 2021 Equity Incentive Plan of Pubco (the "Share Plan") and any award agreement(s) in standard form ("Award Agreement") do not form part of this Contract and upon the termination of this Contract, the Employee shall not have any claims for damages or compensation in relation to it (whether by way of damages, compensation for loss of employment or otherwise) in relation to any equity or equity compensation, which will be governed by the terms of any applicable Share Plan and Award Agreement.

17.2

The Company will at payment of salary, bonus, allowances etc. withhold taxes, also related to taxable benefits, from such payable compensations and pay the withheld taxes to appropriate authorities in accordance with statutory provisions. The Employee acknowledges and agrees that any further tax liability on the Employee’s hand shall be carried solely by the Employee.

17.3

The Employee acknowledges that the Employee has carefully read this Contract, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.

17.4	In respect of all issues not regulated by the terms of this Contract, statutory provisions shall prevail.
17.5

If any provision of this Contract should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way effect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Contract, but shall only serve to render ineffective any such provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.

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17.6	This Contract shall be governed by and construed in accordance with Norwegian law, including any statutory modification or re-enactment during the time the Contract being in force.

***

This Contract has been prepared and signed by the parties of this Contract in two identical original copies, one copy having been delivered to and to be retained by each of the parties.

For the Company	Employee

/s/ Torstein Dale Sjøtveit	/s/ Tom Einar Jensen
Name: Torstein Dale Sjøtveit	Name: Tom Einar Jensen
Position: Executive chairman	Date: June 14th, 2021
Date: 16 June 2021

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Annex 1 – Options

The following has been agreed with the Employee:

•	Award 850.000 options to acquire shares in the Freyr Battery at a strike price of USD 10/share upon the closing of the Adama transaction.
•

The 850.000 agreed new options are conditionally awarded to the Employee upon closing of the Adama transaction. The award is subject to the Board’s assessment of the Employee’s performance of the KPIs set out in the attached Side Letter within the Lock-In Period. The Board’s assessment of KPI performance will be made annually during Q1 each calendar year, unless earlier assessments are decided by the Board. The performance of each KPI will award the Employee with 1/9 of the maximum conditionally awarded options. Failure to perform a KPI will reduce the maximum conditionally awarded options pro rata and may not subsequently be earned by the Employee. In the event of partial performance of a KPI, the Board may decide to award parts of the options attached to such KPI (1/9). Options where the award is confirmed by the Board will vest as follows: 1/3 from 31.12.2022, 1/3 from 30.09.2023, 1/3 from 01.06.2024. Vesting is subject to the terms of the LTIP.

Attachments:

Side Letter regarding Performance Indicators to be used by the Board of Directors as basis for award, vesting and execution of options under the employment agreement with Tom Einar Jensen, dated 28 January 2021.

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Performance Indicators to be used by the Board of Directors as basis for award, vesting and execution of options under the employment agreement with Tom Einar Jensen:

1.	At least 1 pilot line in operations with 24M technology with ability to produce both NMC and LFP based cells.

2.	Delivered high-quality product to minimum 20 customers in the ESS and OEM segments combined for verification, certification, and validation purposes.

3.	Gigafactory Plant 1 and 2 in construction with Plant 1 being mechanically complete.

4.	Signed up at least 50% of 13 GWh worth (Gigafactory 1&2) of customer offtake agreements at price and duration supporting debt level financing support for Gigafactory 1&2

5.	Signed up offtake agreements with at least 2 tier-one OEM’s and at least 5 tier-one ESS customers.

6.	Secured the manning for the Pilot Plant and Gigafactory Plant 1&2.

7.	Secured cost competitive raw material supply for all plants that have reached financial close.

8.	Completed full JV agreement(s) with a tier 1 or 2 traditional LiB technology provider and made investment decision on an initial 16 GWh capacity, backed by relevant offtake for a relevant duration:
a.	This offtake commitment will most likely come through the JV process, and will not be entirely up to the company to control.

9.	Established at least 3 JV’s up- and downstream from battery cell production.

Dated: Oslo, January 28th, 2021

Signed

Tom Einar Jensen

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